EXHIBIT 23.2

                          INDEPENDENT AUDITORS CONSENT

    We consent to the incorporation by reference in this Registration Statement of The Multicare Companies, Inc. on Form S-3 of our report dated March 28, 1995 (December 1, 1995 as to the second paragraph of Note 13) on the consolidated financial statements of Glenmark Associates, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994 appearing in the Form 8-K/A of The Multicare Companies, Inc. dated February 12, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                          /s/ Deloitte & Touche LLP
September 25, 1996